Exhibit 4.1
Description of Securities
Registered Pursuant to Section 12 of the
Securities Exchange Act of 1934
As of December 31, 2023, Match Group, Inc. (“Match,” the “Company,” “we,” “our” and “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.001 (the “common stock”).
Description of Common Stock
The following description of our common stock is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, our restated certificate of incorporation, as amended (the “Certificate of Incorporation”) and our amended and restated bylaws (the “Bylaws”), each of which are incorporated by reference as exhibits to this Annual Report on Form 10-K. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.
General
Match’s authorized capital stock consists of 1,600,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. As of February 21, 2024, there were 268,011,754 shares of common stock outstanding.
Voting Rights. Holders of our common stock are entitled to one vote per share on all matters voted on generally by all stockholders. Our board of directors (the “Board of Directors”) has three classes of directors, with each class of directors serving staggered three-year terms. Each share of our common stock has one vote in the election of each director in the class that is up for election in that year. The Certificate of Incorporation does not provide for cumulative voting in the election of directors.
Dividends; Liquidation. Subject to any preferential rights of any outstanding series of preferred stock created by the Board of Directors from time to time, the holders of our common stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available for payment of dividends and, upon liquidation, dissolution or winding up, will be entitled to receive all assets available for distribution after payment of a proper amount to the holders of any series of preferred stock that may be issued in the future.
Listing. Our common stock is traded on The NASDAQ Global Select Market under the trading symbol “MTCH.”
Transfer Agent. The transfer agent for our shares of common stock is Computershare Trust Company, N.A.
Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws
The Certificate of Incorporation contains provisions that could delay or make more difficult the acquisition of Match by means of a hostile tender offer, open market purchases, a proxy contest, or otherwise. These provisions include, but are not limited to: (i) a classified board of directors, such that the Board of Directors is divided into three classes, with each class serving staggered three-year terms, which prevents stockholders from electing an entirely new board of directors at an annual meeting, (ii) prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting, (iii) the removal of members of the Board of Directors from office by stockholders being permitted only for cause and with the affirmative vote of not less than a majority of the total voting power of shares of Match capital stock outstanding and entitled to vote, subject to any rights of holders of preferred stock, and (iv) the exclusive right of the Board of Directors to fill director vacancies, subject to any rights of holders of preferred stock. In addition, the Bylaws provide that only a majority of the Board of Directors may call a special meeting of stockholders.

Effect of Delaware Anti-Takeover Statute
Match is subject to Section 203 of the DGCL, which generally prevents Delaware corporations from engaging in a business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless that business combination has been approved in one of a number of specific ways. For purposes of Section 203, a “business combination” includes, among other things, a merger or consolidation involving Match and the interested stockholder and a sale of more than 10% of Match’s assets. In general, the anti-takeover law defines an “interested stockholder” as any entity or person beneficially owning 15% or more of a corporation’s outstanding voting stock and any entity or person affiliated or associated with such entity or person. A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of a corporation’s outstanding voting stock. Match has not “opted out” of the provisions of Section 203.
Limitations on Liability, Indemnification of Officers and Directors and Insurance
Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also permits a corporation to pay expenses incurred by a director or officer in advance of the final disposition of a proceeding subject to receipt of an undertaking by such director or officer to repay such amount if it shall be ultimately determined that such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
The Certificate of Incorporation and Bylaws provide for indemnification of Match’s directors and officers (and their legal representatives), and of those serving at the request of the Board of Directors or officers as an employee or agent of the corporation, or as a director, officer, employee, or agent of another corporation, partnership, joint venture, or other enterprise, to the fullest extent authorized by the DGCL, except that Match shall indemnify a person for a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors. The Bylaws provide for mandatory advancement of expenses to persons entitled to indemnification in defending any action, suit or proceeding in advance of its final disposition, provided that if the DGCL so requires, such persons provide an undertaking to repay such amounts advanced if it is ultimately determined that such person is not entitled to indemnification. From time to time, Match’s directors and officers may be provided with indemnification agreements that are consistent with or greater than the foregoing provisions. In addition, to the extent that Match’s officers and directors also serve as executive officers or directors of subsidiaries of Match, such officers and directors will also be subject to indemnification consistent with the indemnification provisions of the charter documents of such subsidiaries. Match has policies of directors’ and officers’ liability insurance that insure directors and officers against the costs of defense, settlement and/or payment of judgment under certain circumstances. Match believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation is not personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation provides for such limitation of liability.